Exhibit 3(i).6

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND

LIMITATIONS OF SERIES G CONVERTIBLE PREFERRED STOCK OF

INERGETICS, INC.

Acting pursuant to Sections 151(a) and (g) of the Delaware General Corporation Law, the undersigned, Michael C. James, the duly elected and acting Chief Executive Officer of Inergetics, Inc. (the “Company”) hereby certifies that the Board of Directors of the Company (the “Board”) and the holders of the outstanding shares of Series G Convertible Preferred Stock (“G Preferred”) duly approved the following Amended and Restated Certificate of Designation of Series G Convertible Preferred Stock of the Company on February 10, 2014 and February 10, 2014, respectively, and that the Certificate of Incorporation, as restated and as amended, of the Company (the “Certificate of Incorporation”) expressly authorizes the Board to so designate and issue one or more series of preferred stock, par value $1.00 per share, of the Company (the “Preferred Stock”). The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the G Preferred are as follows.

I.           G PREFERRED

A.         Authorized Number and Stated Value. Four Hundred Thousand (400,000) of the authorized shares of Preferred Stock are hereby designated “Series G Convertible Preferred Stock” par value $1.00 per share (“G Preferred”) with a stated value of $50.00 per share (“Stated Value”).

B.          Designation. The rights, preferences, privileges, restrictions and other matters relating to G Preferred are as follows:

(1)         Dividends.

(a)         Holders of G Preferred (“Holders”) shall be entitled to receive in shares of G Preferred, and the Company shall pay in G Preferred, cumulative dividends on the G Preferred at the rate per share (as a percentage of the Stated Value per share) of 10% per annum, payable quarterly in arrears commencing on September 30, 2011 and thereafter on each December 31, March 31, June 30 and September 30, except if such date is not a Business Day, in which case such dividend shall be payable on the next succeeding Business Day (each, a “Dividend Payment Date”). A Business Day as used herein shall mean any day other than a Saturday, Sunday or other day on which national banks in New Jersey are not open for business. Dividends on the G Preferred shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the date of issuance of the G Preferred, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.

(b)         The number of shares of G Preferred to be issued for such dividend shall be equal to the following: the number of Series G shares owned by such holder on the Dividend Payment Date multiplied by a fraction (x) the numerator of which is 2.5% of the quotient obtained from dividing the Stated Value by 90% of the arithmetic average of the closing prices for the Company’s Common Stock (“Common Stock”) for each of the 10 Trading Days ending immediately preceding the applicable Dividend Payment Date and (y) the denominator of which is the quotient obtained from dividing the Stated Value by the Conversion Rate. A Trading Day as used herein means any day during which the Principal Trading Market shall be open for business and the Principal Trading Market means the OTC Bulletin Board or such other market on which the Common Stock is principally traded at the relevant time. Such shares shall be duly authorized, validly issued, fully paid, non-assessable and free and clear of all encumbrances.

(2)         Distribution of Assets Upon Liquidation. In the event the Company shall be liquidated, dissolved or wound up (each, a “Liquidation Event”), whether voluntarily or involuntarily, each Holder of shares of G Preferred, shall be entitled to receive and to be paid out of the assets of the Company legally available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the G Preferred upon a Liquidation Event, an amount equal to the Stated Value per share and, thereafter, to share ratably in the proceeds available along with the holders of shares of Common Stock and any other share of stock entitled to payment upon a Liquidation Event.

(3)         Voting Rights. Each Holder of outstanding shares of G Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of G Preferred held by such Holder would then be convertible (as adjusted from time to time pursuant to Section I.B(4) hereof), at each meeting of the stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including without limitation, any matter voted on together with the holders of Common Stock). Notwithstanding the foregoing, shares of G Preferred will not have voting rights unless and to the extent that the holdings of G Preferred results in the Holder thereof and its Affiliates (as such term is defined in Rule 405 under the Act) and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), having greater than 9.99% of the voting power of the Company’s voting securities. For purposes of this subsection, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The Holder may waive the voting limitation described in this Section I.B (3), in whole or in part, upon and effective after 61 days prior written notice to the Company. Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, Holders of G Preferred shall vote together with the holders of Common Stock as a single class.

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(4)         Conversion of G Preferred.

(a) At the option of the Holder, at any time after issuance, each share of G Preferred may be converted into fully paid and non-assessable shares of Common Stock as follows (the “Conversion Rate”): $50.00 divided by the VWAP (as defined below) of the Company’s Common Stock for the ten trading day period commencing on the fifth trading day after the date of the public announcement of the “Transactions” (as defined below) in a Current Report on Form 8-K (or other applicable form). Notwithstanding the foregoing, the Conversion Rate shall not result in the issuance of more than 625 shares of Common Stock or less than 250 shares of Common Stock per share of Series G, on the terms and conditions set forth in this Section I.B(4). “VWAP” (volume weighted average price) means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a National Securities Exchange (an “Exchange”) as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Exchange as reported by Bloomberg L.P., (ii) if the Common Stock is quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (iii) if the Common Stock is not then quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by holders of a majority of principal amount of the outstanding 30 month Secured Promissory Notes of the Company initially issued effective February 3, 2011 and reasonably acceptable to the Company. Notwithstanding the foregoing, shares of G Preferred may not be converted unless and to the extent that, as a result of such conversion the Holder thereof and its Affiliates (as such term is defined in Rule 405 under the Act) and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the 1934 Act would (i) own in excess of 9.99% of the issued and outstanding shares of Common Stock or (ii) have greater than 9.99% of the voting power of the Company’s voting securities. For purposes of this subsection, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The Holder may waive the conversion limitation described in this Section I.B (4), in whole or in part, upon and effective after 61 days prior written notice to the Company.

(b)         No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of G Preferred; instead, the Company shall round such fraction of a share of Common Stock up to the nearest whole number.

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(c)         Adjustments of Conversion Rate for Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock, Consolidations and Mergers, and upon Issuance of Common Stock.

(i)          If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then on the date such payment is made or such change is effective, the Conversion Rate of the G Preferred shall be increased so that the number of shares of Common Stock issuable on conversion of any shares of the G Preferred shall be increased in proportion to such increase of outstanding shares.

(ii)         If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then on the effective date of such combination, the Conversion Rate for each share of G Preferred shall be decreased so that the number of shares of Common Stock issuable on conversion of shares of the G Preferred shall be decreased in proportion to such decrease in outstanding shares.

(iii)        In the case of the consolidation or merger of the Company with or into another person (other than a consolidation or merger pursuant to which the holders of the outstanding voting securities of the Company immediately prior to such consolidation or merger hold equity securities representing a majority of the voting power of the Company or surviving entity immediately following such consolidation or merger), on the effective date of such consolidation or merger (the “Effective Date”), the Conversion Rate and/or the securities to be received upon conversion of each share of G Preferred shall be adjusted so the number of shares of stock and other securities and property (including cash) to which such Holder of G Preferred would have been entitled upon the Effective Date as if the Holder had converted the G Preferred immediately prior thereto.

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(iv)        If at any time, the Company issues or sells, or in accordance with this Section I.B(4)(c)(iv) is deemed to have issued or sold, any shares of Common Stock, with the exception of Excluded Stock (as defined below), for a consideration per share (the “New Securities Issuance Price”) less than the Conversion Rate in effect immediately prior to such time (each such sale or issuance, a “Dilutive Issuance”), then concurrent with such Dilutive Issuance, the Conversion Rate then in effect shall be reduced to an amount equal to the New Securities Issuance Price. “Excluded Stock” means the issuance of Common Stock (a) upon exercise or conversion of any options or other securities outstanding or pursuant to written contracts or agreements as of July 14, 2011 (provided that such exercise, conversion or issuance occurs in accordance with the terms thereof, without amendment or modification), (b) the issuance of Common Stock or grant of options to employees, officers or directors of the Company pursuant to a stock option plan or other stock plan duly approved by the Company’s stockholder and adopted by the Company’s Board of Directors, (c) the issuance of Common Stock or grant of options in exchange for the fair value of services provided to the Company by sales or marketing consultants pursuant to written agreements duly approved by the Company’s Board of Directors including a majority of the Company’s independent directors, (d) the issuance of any securities pursuant to the transactions (the “Transactions”) described in a “July 14, 2011 Summary of Debt Reorganization and Financing”, a copy of which is available from the Company, including, but not limited to, Common Stock as interest under certain Notes, dividends payable on G Preferred, equity securities (including preferred stock) and other securities convertible into or exercisable for Common Stock or other securities (that are convertible into or exercisable for Common Stock) (e) pursuant to a Strategic Financing (as defined below), or (f) the issuance of any G Preferred (or the issuance of shares of Common Stock upon conversion thereof or dividends thereon). A “Strategic Financing" means the issuance of Common Stock or any right to acquire Common Stock in connection with any acquisition by the Company or its subsidiary, Millennium Biotechnologies, Inc. (“MBI”), by whatever means, of any business, assets or technologies, or, with regard to the Company or MBI, to any vendor, customer, lease or similar arrangement, the primary purpose of which is not to raise funds. For purposes of determining the adjusted Conversion Rate under this Section I.B(4)(c)(iv), the following shall be applicable:

(x)          If the Company in any manner issues or sells any securities or instruments of debt or equity convertible into or exercisable for shares of Common Stock or any combination thereof other than Excluded Stock (“Convertible Securities”) and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Conversion Rate in effect immediately prior to such Dilutive Issuance, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section I.B(4)(c)(iv), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Securities and upon the conversion, exchange or exercise of such Convertible Securities. No further adjustment of the Conversion Rate shall be made upon the actual issuance of such Common Stock or upon conversion, exchange or exercise of such Convertible Securities.

(y)          If any Common Stock or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the closing price of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined by the Company in good faith.

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(d)         In the event any shares of G Preferred shall be converted pursuant to this Section I.B(4) or otherwise reacquired by the Company, the shares so converted or reacquired shall, absent a determination to the contrary by the Board, be canceled, may not be reissued as G Preferred and shall revert to the status of authorized but unissued and undesignated shares of Preferred Stock and may be redesignated and reissued.

(5)         Reservation of Shares. The Company shall, so long as any of shares of G Preferred are outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, a sufficient number of shares for the purpose of effecting conversion of such shares of G Preferred.

(6)         Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing the shares of G Preferred and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the certificate, the Company shall execute and deliver a new preferred stock certificate of like tenor and date.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Designation of Series G Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary on this 10th day of February, 2014.

s/
Michael C. James, Chief Executive Officer

ATTEST:

s/
Frank Guarino, Secretary

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